Exhibit 99.1

The following unaudited pro forma financial statements give effect to the disposition of EmCare Holdings Inc. and American Medical Response, Inc. (collectively the “Healthcare Businesses”) to be accounted for as a discontinued operation in accordance with FAS 144. The unaudited pro forma Condensed Balance Sheet assumes the disposition of the Healthcare Businesses occurred on November 30, 2004. Such pro forma information is based upon the historical balance sheet data of Laidlaw International Inc. and the Healthcare Businesses as of that date. The unaudited pro forma Condensed Statements of Operations gives effect to the disposition of the Healthcare Businesses for the three month period ended November 30, 2004 and the fiscal year ended August 31, 2004 as if the disposition occurred on September 1, 2004 and September 1, 2003, respectively.

LAIDLAW INTERNATIONAL, INC.
Pro forma Condensed Consolidated Balance Sheet
November 30, 2004
($ in millions)
(unaudited)

	Historically	Healthcare	Pro forma				Pro forma
	Reported	Businesses	Adjustments				Results
		(a )
Assets
Cash	$99.4	$—	$166.1	(b)	(c)	(d)	$265.5
Accounts receivable	742.3	(403.7)	—				338.6
Other current assets	258.8	(66.8)	—				192.0

Total current assets	1,100.5	(470.5)	166.1				796.1
Long term investments	637.3	(96.0)	—				541.3
Property and equipment	1,606.1	(129.3)	—				1,476.8
Other assets	639.6	(175.3)	(17.9)	(d)			446.4

Total Assets	$3,983.5	$(871.1)	$148.2				$3,260.6

Liabilities and shareholders’ equity
Current liabilities	$664.0	$(187.5)	(25.0)	(c)			451.5
Long term debt	1,129.4	(6.5)	(584.4)	(c)			538.5
Other long term liabilities	741.8	(142.6)	—				599.2

Total liabilities	2,535.2	(336.6)	(609.4)				1,589.2
Investment in healthcare businesses	—	(534.5)	534.5	(b)			—
Shareholders’ equity	1,448.3	—	223.1	(b)	(d)		1,671.4

Total liabilities and shareholders’ equity	$3,983.5	$(871.1)	$148.2				$3,260.6

(a) Assets and liabilities of the disposed healthcare businesses.

(b)	Record net cash proceeds received of $775 million (sale price of $818 million less debt assumed by buyer of $14 million and transaction costs of $29 million) and related gain of $241 million. The net proceeds are subject to post-closing working capital purchase price adjustments within 75 days following the closing. For tax purposes the sale will give rise to a significant capital loss against which the Company will establish a full valuation allowance. As such, the Company anticipates no significant tax impact from the gain on sale.

(c) Record pay down of the Company’s Term B and revolver debt.

(d)	Write off deferred financing costs and settlement of interest rate swap associated with the retirement of the Term B and revolver debt.

LAIDLAW INTERNATIONAL, INC.
Pro forma Condensed Consolidated Statement of Operations
For the Three Month Period Ended November 30, 2004
(in millions except per share amounts)
(unaudited)

	Historically	Healthcare	Pro forma		Pro forma
	Reported	Businesses	Adjustments		Results
		(a )
Revenue	$1,227.3	$(413.6)	$—		$813.7
Compensation expense	688.7	(285.1)	—		403.6
Accident claims and professional liability expenses	80.0	(23.9)	—		56.1
Vehicle related costs	68.2	(4.9)	—		63.3
Occupancy costs	48.9	(11.7)	—		37.2
Fuel	56.5	(5.6)	—		50.9
Depreciation and amortization	81.2	(13.0)	—		68.2
Other operating expenses	123.7	(51.1)	2.7	(b)	75.3

Operating income	80.1	(18.3)	(2.7)		59.1
Interest expense	(30.4)	0.6	10.5	(c)	(19.3)
Other income (expense), net	1.4	—	—		1.4

Income before income taxes	51.1	(17.7)	7.8		41.2
Income tax expense	(20.7)	6.9	(2.6)	(d)	(16.4)

Income from continuing operations	$30.4	$(10.8)	$5.2		$24.8

Earnings per share from continuing operations
Basic	$0.30				$0.25
Diluted	$0.29				$0.24
Weighted average shares outstanding
Basic	100.0				100.0
Diluted	104.1				104.1

(a) Elimination of the results of operations of the healthcare businesses as originally recorded.
(b) Elimination of general corporate overhead previously allocated to the healthcare business.

(c)	Interest attributable to the Term B and revolver debt balances which would not have been incurred had the transaction occurred on September 1, 2004.

(d)	Income tax effect of adjustments (b) and (c).

LAIDLAW INTERNATIONAL, INC.
Pro forma Condensed Consolidated Statement of Operations
For the Year Ended August 31, 2004
(in millions except per share amounts)
(unaudited)

	Historically	Healthcare	Pro forma		Pro forma
	Reported	Businesses	Adjustments		Results
		(a )
Revenue	$4,631.4	$(1,604.6)	$—		$3,026.8
Compensation expense	2,678.0	(1,122.2)	—		1,555.8
Accident claims and professional liability expenses	288.3	(82.3)	—		206.0
Vehicle related costs	279.3	(18.8)	—		260.5
Occupancy costs	203.4	(45.6)	—		157.8
Fuel	182.1	(19.0)	—		163.1
Depreciation and amortization	283.5	(52.7)	—		230.8
Other operating expenses	495.6	(194.1)	8.6	(b)	310.1

Operating income	221.2	(69.9)	(8.6)		142.7
Interest expense	(129.6)	4.8	46.3	(c)	(78.5)
Other income (expense), net	2.4	(0.3)	—		2.1

Income before income taxes	94.0	(65.4)	37.7		66.3
Income tax expense	(32.3)	25.4	(12.9)	(d)	(19.8)

Income from continuing operations	$61.7	$(40.0)	$24.8		$46.5

Earnings per share from continuing operations
Basic	$0.62				$0.46
Diluted	$0.59				$0.45
Weighted average shares outstanding
Basic	100.0				100.0
Diluted	103.8				103.8

(a) Elimination of the results of operations of the healthcare businesses as originally recorded.
(b) Elimination of general corporate overhead previously allocated to the healthcare business.

(c)	Interest attributable to the Term B and revolver debt balances which would not have been incurred had the transaction occurred on September 1, 2003.

(d)	Income tax effect of adjustments (b) and (c).